PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]   Preliminary proxy statement
[x]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                   PROVIDENT FINANCIAL HOLDINGS, INC.
------------------------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

                   PROVIDENT FINANCIAL HOLDINGS, INC.
------------------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
                   N/A
------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:
                   N/A
------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                   N/A
------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
                   N/A
------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
                   N/A
------------------------------------------------------------------------------
(2) Form, schedule or registration statement no.:
                   N/A
------------------------------------------------------------------------------
(3) Filing party:
                   N/A
------------------------------------------------------------------------------
(4) Date filed:
                   N/A
------------------------------------------------------------------------------

                              September 26, 1997

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Provident Financial Holdings, Inc. to be held at the Mission Inn at 3649 Mission Inn Avenue, Riverside, California, on Thursday, October 30, 1997, at 11:00 a.m., local time.

      The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Price Waterhouse LLP, the Company's independent auditors, will be present to respond to appropriate questions of shareholders.

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY CARD.

      We look forward to seeing you at the meeting.

                                   Sincerely,

                                   /s/ Craig G. Blunden

                                   Craig G. Blunden
                                   President and Chief Executive Officer

                      PROVIDENT FINANCIAL HOLDINGS, INC.
                             3576 CENTRAL AVENUE
                         RIVERSIDE, CALIFORNIA 92506
                              (909) 686-6060
-------------------------------------------------------------------------------
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 30, 1997
-------------------------------------------------------------------------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Provident Financial Holdings, Inc. ("Company") will be held at the Mission Inn at 3649 Mission Inn Avenue, Riverside, California, on Thursday, October 30, 1997, at 11:00 a.m., local time, for the following purposes:

      (1)   To elect two directors to serve for a term of three years; and

      (2) To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      NOTE: The Board of Directors is not aware of any other business to come before the meeting.

      Any action may be taken on the foregoing proposals at the meeting on the date specified above or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Shareholders of record at the close of business on September 10, 1997 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

      You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Robert G. Schrader

                                    ROBERT G. SCHRADER
                                    SECRETARY

Riverside, California
September 26, 1997

-------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

                              PROXY STATEMENT
                                    OF
                      PROVIDENT FINANCIAL HOLDINGS, INC.
                             3576 CENTRAL AVENUE
                         RIVERSIDE, CALIFORNIA 92506
-------------------------------------------------------------------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                              OCTOBER 30, 1997
-------------------------------------------------------------------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Provident Financial Holdings, Inc. ("Company"), the holding company for Provident Savings Bank, F.S.B. (the "Savings Bank"), to be used at the Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Mission Inn at 3649 Mission Inn Avenue, Riverside, California on Thursday, October 30, 1997, at 11:00 a.m., local time. This Proxy Statement and the enclosed proxy card are being first mailed to shareholders on or about September 26, 1997.

-------------------------------------------------------------------------------
                         VOTING AND PROXY PROCEDURE
-------------------------------------------------------------------------------

      Shareholders Entitled to Vote. Shareholders of record as of the close of business on September 10, 1997 are entitled to one vote for each share of common stock ("Common Stock") of the Company then held. As of September 10, 1997, the Company had 5,082,215 shares of Common Stock issued and outstanding.

      Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum. Broker non-votes will not be considered shares present and will not be included in determining whether a quorum is present.

      Voting. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below. If a shareholder attends the Annual Meeting, he or she may vote by ballot.

      The two directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by shareholders present in person or by proxy and entitled to vote. Shareholders are not permitted to cumulate their votes for the election of directors. With respect to the election of directors, votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

      Revocation of a Proxy. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

      Participants in the Provident Savings Bank ESOP. If a shareholder is a participant in the Provident Savings Bank, F.S.B. Employee Stock Ownership Plan (the "ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of Common Stock allocated to the participant's plan account are to be voted. Unallocated shares of Common Stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions.

-------------------------------------------------------------------------------
        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
-------------------------------------------------------------------------------

      Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the following table sets forth, as of September 10, 1997, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who beneficially owned more than 5% of the outstanding shares of Common Stock at September 10, 1997.

      The following table also sets forth, as of September 10, 1997, information as to the shares of Common Stock beneficially owned by (a) each current director of the Company and each of management's nominees for director,
(b) each of the executive officers named in the Summary Compensation Table found below ("named executive officers") and (c) all executive officers and directors of the Company as a group.

                                 Number of Shares       Percent of Shares
Name                           Beneficially Owned (1)     Outstanding
----                           ----------------------     -----------

BENEFICIAL OWNERS OF MORE THAN 5%

Provident Savings Bank, F.S.B.        410,017                    8.1%
Employee Stock Ownership Plan Trust

Thomson Horstmann & Bryant, Inc.      445,900(2)                 8.8
Park 80 West
Plaza Two
Saddle Brook, New Jersey  07663

Keefe Managers, Inc.                  349,500(3)                 6.9
375 Park Avenue, 31st Floor
New York, New York  10152

Brandes Investment Partners, L.P.     339,165(4)                 6.7
San Diego, California

First Financial Fund, Inc.            308,000(5)                 6.1
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey  07102

DIRECTORS

Bruce W. Bennett                        4,331(6)                 *
Michael C. Billings                     5,001(7)                 *
Debbi H. Guthrie                        5,001(8)                 *
David W. Mitchell                           1                    *
Roy H. Taylor                          25,001                    *
William E. Thomas                       1,450(9)                 *

                                 Number of Shares       Percent of Shares
Name                           Beneficially Owned (1)     Outstanding
----                           ----------------------     -----------


NAMED EXECUTIVE OFFICERS

Craig G. Blunden**                   30,463(10)                  *
Robert G. Schrader**                 21,151                      *

All Executive Officers and          121,968                      2.4
 Directors as a Group
 (12 persons)

---------------
*    Less than 1 percent of shares outstanding.
**   Mr. Blunden and Mr. Schrader are also directors of the Company.
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has voting or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. Shares held in accounts under the Savings Bank's ESOP, as to which the holders have voting power but not investment power, are included as follows: Mr. Blunden, 733 shares; Mr. Schrader, 588 shares; all executive officers and directors as a group, 2,851 shares.
(2) Information concerning the shares owned by Thomson Horstmann and Bryant, Inc. as of December 31, 1996 was obtained from a Schedule 13G. According to this filing, Thomson Horstmann and Bryant, Inc., an investment advisor registered under the Investment Advisors Act of 1940, has sole voting power with respect to 286,600 shares and sole dispositive power with respect to 445,900 shares.
(3) Information concerning the shares owned by Keefe Managers, Inc. as of December 31, 1996 was obtained from a Schedule 13G. According to this filing, Keefe Managers, Inc., an investment advisor registered under the Investment Advisors Act of 1940, has sole voting and dispositive power with respect to these shares.
(4) Information concerning the shares owned by Brandes Investment Partners, L.P. as of December 31, 1996 was obtained from a Schedule 13G. According to this filing, Brandes investment Partners, L.P., an investment advisor registered under the Investment Advisors Act of 1940, has sole voting power with respect to 339,165 shares, sole dispositive power with respect to 6,100 shares and shared dispositive power with respect to 333,065 shares.
(5) Information concerning the shares owned by First Financial Fund, Inc. as of December 31, 1996 was obtained from a Schedule 13G. According to this filing, First Financial Fund, Inc., an investment company registered under the Investment Company Act, has sole voting power and shared dispositive power with respect to 308,000 shares.
(6)  Includes 880 shares owned by Mr. Bennett's spouse.
(7) Mr. Billings currently serves as a director, but is not standing for re-election at the Annual Meeting.
(8)  Includes 5,000 shares owned by a company controlled by Ms. Guthrie.
(9)  Includes 950 shares owned by Mr. Thomas's daughter.
(10) Includes 2,560 shares owned by Mr. Blunden's spouse.

-------------------------------------------------------------------------------
                     PROPOSAL I -- ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

      The Company's Board of Directors presently consists of seven members. The Board of Directors is divided into three classes with three-year staggered terms, with approximately one third of the directors elected each year. The terms of Robert G. Schrader and Michael C. Billings will expire at the time of the Annual Meeting. Two directors will be elected at the Annual Meeting to serve for a three year period, or until their respective successors have been elected and qualified. Mr. Billings is not standing for re-election. The Board of Directors has nominated Mr. Schrader for re-election. In addition, the Board of Directors has nominated William E. Thomas, who does not currently serve as a director. David W. Mitchell, whose term expires in 1999, is retiring from the Board of Directors at the time of the Annual Meeting. The size of the Board of Directors will be reduced to six members at the time of the Annual Meeting.

      It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may adopt a resolution to amend the Bylaws and reduce the size of the Board. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. SCHRADER AND THOMAS.

      The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting.

                                           Year First
                                             Elected           Term to
    Name                 Age (1)           Director (2)         Expire
    ----                 -------           ------------         ------

                                BOARD NOMINEES

Robert G. Schrader        58                1995               2000(3)
William E. Thomas         48                --                 2000(3)


                        DIRECTORS CONTINUING IN OFFICE

Bruce W. Bennett          48                1993               1998
Debbi H. Guthrie          46                1994               1998
Craig G. Blunden          49                1975               1999
Roy H. Taylor             47                1990               1999

--------------
(1) As of June 30, 1997.
(2) Includes prior service on the Board of Directors of the Savings Bank.
(3) Assuming the individual is re-elected.

      The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

      Robert G. Schrader has been associated with the Savings Bank since 1963 and has served as Executive Vice President of the Savings Bank since January 1995. From 1990 through 1994, Mr. Schrader served as Senior Vice

President of the Savings Bank. Mr. Schrader has served as Corporate Secretary of the Company since its formation in 1996.

      William E. Thomas is the managing partner of the law firm of Thomas, Mort, Prosser & Knudsen, LLP, Riverside, California, which he founded in 1982.

      Bruce W. Bennett is the President and owner of Community Care and Rehabilitation Center, a skilled nursing facility, with which he has been associated since 1973. He also serves as a director of Riverside Community Hospital. Mr. Bennett currently serves on the Personnel/Compensation Committee.

      Debbi H. Guthrie is the President and owner of Roy O. Huffman Roof Company, with which she has been affiliated since 1971. Ms. Guthrie currently serves on the Company's Audit Committee. Ms. Guthrie also serves as State Director for the ATHENA FOUNDATION and is the immediate Past Chairman of the Board of the Greater Riverside Chamber of Commerce.

      Craig G. Blunden has been associated with the Savings Bank since 1974 and has served as President and Chief Executive Officer of the Savings Bank since 1991 and as President and Chief Executive Officer of the Company since its formation in 1996. Mr. Blunden also serves on the Foundation Board of Trustees for the University of California, Riverside, the Western League of Savings Institutions Board of Directors and America's Community Bankers Mortgage Finance Committee.

      Roy H. Taylor is the President of Goldware & Taylor Insurance services, an insurance brokerage firm, with which he has been associated since 1972. Mr. Taylor currently serves as chairman of the Personnel/Compensation Committee.

-------------------------------------------------------------------------------
             MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------

      The Boards of Directors of the Company and the Savings Bank conduct their business through meetings of the Boards and through their committees. During the fiscal year ended June 30, 1997, the Board of Directors of the Company held 12 meetings and the Board of Directors of the Savings Bank held 13 meetings. No director of the Company or the Savings Bank attended fewer than 75% of the total meetings of the Boards and committees on which such person served during this period.

      The Board of Directors of the Company has an Audit Committee, currently consisting of Directors Mitchell (Chairman), Guthrie and Billings, which is responsible for reviewing the adequacy of the Savings Bank's system of internal accounting controls, approving the services provided by the Company's outside auditor and meeting with the Company's outside auditor to discuss the results of the annual audit and any related matters. The Audit Committee met five times during the fiscal year ended June 30, 1997.

      The Personnel/Compensation Committee, currently consisting of Directors Taylor (Chairman), Bennett and Billings, is responsible for reviewing the Savings Bank's employee benefit programs and wage and salary administration program, making recommendations to the full Board of Directors on annual salary increases and bonuses and addressing other personnel issues as they arise. The Personnel/Compensation Committee met five times during the fiscal year ended June 30, 1997.

      The Board of Directors of the Company acts as a nominating committee for selecting the nominees for election as directors. The Board of Directors met once in its capacity as nominating committee to select nominees for election at the Annual Meeting.

-------------------------------------------------------------------------------
                         DIRECTORS' COMPENSATION
-------------------------------------------------------------------------------
      Non-employee Directors of the Savings Bank currently receive a monthly retainer of $1,750. Non-employee Directors also receive a fee of $300 for each committee meeting attended. The committee chairman receives a fee of $400. In addition, Directors are covered under the Savings Bank's policies for medical, dental and vision care. Dependent coverage is available at the Directors' own expense. Following retirement from the Board of Directors, Directors continue to receive such coverage. No separate fees are paid for service on the Board of Directors of the Company.

      During the year ended June 30, 1997, each non-employee director received options to acquire 20,500 shares of the Company's Common Stock under the Company's 1996 Stock Option Plan. The stock options vest ratably over a five-year period.

-------------------------------------------------------------------------------
                         EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

      The following information is furnished for the Chief Executive Officer of the Company and for the executive officers of the Company who received salary and bonus in excess of $100,000 for the year ended June 30, 1997. No other executive officers of the Company or the Bank received salary and bonus in excess of $100,000 during the year ended June 30, 1997.

                                                                 Long-Term Compensation
                                                                 -----------------------
                                Annual Compensation                      Awards
                         --------------------------------------  -----------------------
                                                        Other
                                                        Annual
                                                        Compen-   Restricted Securities
Name and                                                sation    Stock      Underlying    All Other
Position                 Year  Salary($)   Bonus($)     ($)(1)    Award($)   Options(#)    Compensation($)
--------                 ----  ---------   --------     ------    --------   ----------    ---------------
Craig G. Blunden         1997  $210,000    $    --                   --      102,500       $15,602(2)
 Chief Executive         1996   208,999     44,100         --        --           --        13,162
 Officer and             1995   204,010         --         --        --           --        12,914
 President

Robert G. Schrader       1997   116,400         --                   --       61,500        12,264(2)
 Executive Vice          1996   112,641     13,132         --        --           --        10,105
 President and Chief     1995   105,958         --         --        --           --         7,791
 Operating Officer

--------------
(1)   Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2)   Amounts for 1997 reflect: for Mr. Blunden, employer contribution to 401(k) Plan of $3,413 and employer contribution to ESOP of $12,189; for Mr. Schrader, employer contribution to 401(k) Plan of $2,474 and employer contribution to ESOP of $9,790.

                                                            6

OPTION GRANTS IN LAST FISCAL YEAR.

      The following table sets forth information concerning the grant of stock options to each of the named executive officers during the fiscal year ended June 30, 1997.

                                      Individual Grants
                     --------------------------------------------------
                                  Percent                                 Potential Realizable Value at
                     Number of    of Total                                Assumed Annual Rates of Stock Price
                     Securities   Options                                 Appreciation for Option Term(2)
                     Underlying   Granted to     Exercise                 -----------------------------------
                     Options      Employees in   Price      Expiration
   Name              Granted(1)   Fiscal Year    ($/sh)        Date            5%($)            10%($)
----------------     ----------   -----------    ------     ----------        --------        ----------
Craig G. Blunden     102,500         40.4%       $15.25      1/23/07          $983,041        $2,491,219

Robert G. Schrader    61,500         24.2         15.25      1/23/07           589,825         1,494,731

----------
(1) Each option granted vests at the rate of 20 percent per annum. Options will become immediately exercisable in the event of a change in control of the Company. Each option was granted under the
    Company's 1996 Stock Option Plan and has an exercise price equal to the fair market value of the Common
    Stock on the date of grant. Each of the indicated options was granted on January 23, 1997.
(2) The dollar gains under these columns result from calculations required by the Securities and Exchange
    Commission's rules and are not intended to forecast future price appreciation of the Common Stock of the
    Company. It is important to note that options have value to the listed executives only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the listed executives to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of the Company's Common Stock would be approximately $24.84 and $39.55, respectively, as of the expiration date of the options.


OPTION EXERCISE/VALUE TABLE.

      The following information with respect to options exercised during the fiscal year ended June 30, 1997, and remaining unexercised at the end of the fiscal year, is presented for the named executive officers.

                                                                                    Value of Unexercised
                                                         Number of Securities       In-the-Money Options
                          Shares                         Unexercised Options        at Fiscal Year End($)(1)
                          Acquired on   Value         ---------------------------  --------------------------
Name                      Exercise (#)  Realized($)   Exercisable   Unexercisable  Exercisable  Unexercisable
-----------------         ------------  -----------   -----------   -------------  -----------  -------------
Craig G. Blunden             --             --            --           102,500       $  --        $140,938

Robert G. Schrader           --             --            --            61,500          --          84,563

----------
(1) Value of unexercised in-the-money options equals market value of shares covered by in-the-money options on June 30, 1997 less the option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

EMPLOYMENT AGREEMENTS

      On January 1, 1997, the Savings Bank entered into an employment agreement with Mr. Blunden, which superseded his employment agreement dated March 26, 1992. The agreement has an initial term of three years and may be renewed by the Board for an additional year each year unless Mr. Blunden has attained age 62 or the Board or Mr. Blunden have given advance notice of their intention not to extend the term of the agreement. The agreement further provides for a base salary which may not be reduced except as part of a general salary reduction policy for senior executives of the Savings Bank and, at any time, below the initial base salary of the agreement. Mr. Blunden's base salary is subject to annual review by the Board. Mr. Blunden's current base salary under the agreement is $210,000. In the event of a "change of control" of the Savings Bank (as defined below), Mr. Blunden's base salary is fixed as the sum of his then current base salary and any bonuses paid during the 12-month period preceding the change in control. Under the agreement, Mr. Blunden is eligible to participate in all fringe benefit programs available to employees of the Savings Bank as well as any program made available to senior executives of the Savings Bank, including the use of an employer-provided automobile. The agreement also provides for the reimbursement of expenses incurred by Mr. Blunden in the course of his employment.

      In the event of Mr. Blunden's termination without cause by the Savings Bank, the agreement provides for (i) a lump sum payment equal to the discounted present value of the aggregate future base salary payments Mr. Blunden would have received over the then remaining term of the agreement and (ii) the continuation of life and medical insurance at the Savings Bank's expense for Mr. Blunden and his dependents. If Mr. Blunden's employment terminates by reason of his death or disability, the Savings Bank is also obligated to continue life and medical insurance benefits for Mr. Blunden and his dependents, as applicable.

      In the event of Mr. Blunden's termination without cause following a change in control of the Savings Bank, Mr. Blunden is entitled to an additional payment equal to three times the sum of his base salary and bonuses during the 12 months preceding his termination of employment reduced by the value of any other payments made by the Savings Bank by reason of Mr. Blunden's termination without cause. In the event that a change of control of the Savings Bank had occurred on June 30, 1997, based solely on the cash compensation paid to Mr. Blunden during 1997 and excluding the value of any other employee benefits which may be payable, Mr. Blunden would have received a payment of approximately $945,000. For purposes of the agreement, "change in control" is defined to mean (i) a change in control of the Savings Bank as determined under applicable regulations of the Office of Thrift Supervision and (ii) a change in the composition of the Board following a merger, consolidation or other business combination involving the Savings Bank such that a majority of the directors of the resulting entity consists of persons who were not directors immediately prior to such transaction.

POST-RETIREMENT COMPENSATION AGREEMENT

      On January 1, 1997, the Savings Bank entered into a separate post-retirement compensation agreement with Mr. Blunden, which superseded his post-retirement compensation agreement dated March 26, 1992. The agreement provides that, if Mr. Blunden terminates employment with the Savings Bank after attaining age 60, the Savings Bank will provide Mr. Blunden with a monthly benefit for life equal to 50% of his final average monthly salary. For purpose of the agreement, "final average monthly salary" is defined as the average of Mr. Blunden's highest paid 36 consecutive months of employment with the Savings Bank determined by reference to the gross amount of Mr. Blunden's monthly salary excluding bonus and incentive awards, director's fees and accelerated payments of future salary. Assuming that Mr. Blunden's current compensation level were equivalent to his "final average monthly salary," the normal monthly benefit payable under the agreement would be $8,750. Under the agreement, Mr. Blunden may elect to receive the actuarially determined lump sum equivalent of the normal monthly benefit or a joint-and-survivor benefit. Mr. Blunden may also elect to receive an early retirement benefit under the agreement which is reduced proportionately to reflect the number of months then remaining to Mr. Blunden's 60th birthday. However, in the event of Mr. Blunden's termination of employment prior to age 60 by reason of his death or disability, the agreement provides for payment of the normal monthly benefit to Mr. Blunden or his beneficiary. At June 30, 1997, the accrued liability of the Savings Bank with respect to its obligations under the agreement was $547,000.

SEVERANCE AGREEMENT

      In connection with the Savings Bank's mutual to stock conversion, the Company and the Savings Bank entered into a severance agreement with Mr. Schrader. The agreement has a term of one year, which may be extended for an additional year on the anniversary of the effective date of the agreement by the Board of Directors.
                                    8
PAGE

The agreement provides that in the event of an involuntary termination of Mr. Schrader following a change in control of the Company or the Savings Bank, he will be entitled to receive two times his then current base salary. A severance payment also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Schrader is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The Savings Bank or its successor would also be obligated to continue Mr. Schrader's other employee benefits for a one-year period following termination of employment.

      The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than the Company purchases shares of the Company's common stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation. If a change in control of the Company or the Savings Bank occurred during the fiscal year ending June 30, 1997, based solely on Mr. Schrader's current salary level and excluding the value of any other employee benefits which may be payable, Mr. Schrader would receive payment of approximately $282,800.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE PERSONNEL/COMPENSATION COMMITTEE.

      Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Savings Bank. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting those individuals. Insofar as no separate compensation is currently payable by the Company, the Personnel/Compensation Committee of the Savings Bank (the "Committee"), at the direction of the Board of Directors of the Company, has prepared the following report for inclusion in this proxy statement.

      The Personnel/Compensation Committee of the Board of Directors is responsible for establishing and implementing all compensation policies of the Savings Bank and its subsidiaries. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Savings Bank and approving an appropriate compensation level. The Chief Executive Officer evaluates the performance of the Executive Vice President and certain Senior Vice Presidents of the Savings Bank and recommends to the Committee individual compensation levels for approval by the Committee.

      The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principals underlying compensation policies are: (1) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Savings Bank and its subsidiaries; (2) to provide levels of compensation competitive with those offered throughout the banking industry; (3) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (4) to integrate the compensation program with the Savings Bank's long-term strategic planning and management process.

      The Savings Bank's current compensation plan involves a combination of salary and bonuses to reward short-term performance, and, in the future, will include grants of stock options to encourage long-term performance.

The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews the Western League of Savings Institutions Survey of salaries to determine competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments.

      The Annual Incentive Plan is based on annual performance of the Savings Bank compared to budget, profitability relative to peers, and individual performance assessments. The Plan is designed to provide for bonuses up to 30% of salary for the Chief Executive Officer, up to 25% of salary for Senior Officers, up to 15% of salary for certain managers, and up to 10% of salary for remaining department managers.

      The Stock Option Plan is designed to attract and retain qualified personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in the Company as an incentive to contribute to the success of the Company and the Savings Bank and to reward officers and key employees for outstanding performance. Stock options have been granted to key employees of the Company and its subsidiaries, including the Savings Bank. The Stock Option plan will be administered and interpreted by a committee of the Board of Directors. Under the Stock Option Plan, such committee will determine which officers and key employees will be granted options, the number of shares subject to each option, and the exercisability of such options. The per share exercise price of an option will equal at least 100% of the fair market value of a share of Common Stock on the date the option is granted.

      During the fiscal year ended June 30, 1997, the base salary of Craig G. Blunden, President and Chief Executive Officer of the Savings Bank, was $210,000. No bonus payments were made under the terms of the Company's Annual Incentive Plan. The Committee believes the current compensation is appropriate based on competitive salary surveys and the performance of the Savings Bank.

      The Committee also recommends to the Board of Directors the amount of fees paid for service on the Board. The Committee did not recommend a change in Board fees during the fiscal year ended June 30, 1997.

                                    Personnel/Compensation Committee

                                    Roy H. Taylor
                                    Bruce W. Bennett
                                    Michael C. Billings

PERFORMANCE GRAPH

      PERFORMANCE GRAPH. The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq (U.S. Stock) Index and a peer group of the Nasdaq Bank Index. Total return assumes the reinvestment of all dividends.

                  [Performance graph appears here]

                         6/28/96  9/30/96  12/31/96  3/31/97  6/30/97
                         -------  -------  --------  -------  -------

Provident Financial
 Holdings, Inc.            100      115      127       138      151
Nasdaq (U.S. Stock) Index  100      104      109       103      122
Nasdaq Bank Index          100      111      125       134      156

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on June 28, 1996, the date on which the Company's Common Stock began trading on the Nasdaq National Market, and that all dividends were reinvested.

-------------------------------------------------------------------------------
           COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
-------------------------------------------------------------------------------

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms it has received and written representations provided to the Company by the above referenced persons, the Company believes that, during the fiscal year ended June 30, 1997, all filing requirements applicable to its reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

-------------------------------------------------------------------------------
                       TRANSACTIONS WITH MANAGEMENT
-------------------------------------------------------------------------------

      As required by federal regulations, all loans or extensions of credit to executive officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (except for loans made pursuant to programs generally available to all employees) and do not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made by the Savings Bank to a director or executive officer in an amount that, when aggregated with the amount of all other loans by the Savings Bank to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) are subject to approval in advance by a majority of the disinterested members of the Board of Directors.

-------------------------------------------------------------------------------
                                  AUDITORS
-------------------------------------------------------------------------------

      The Board of Directors has appointed Price Waterhouse LLP, independent public accountants, to serve as the Company's auditors for the fiscal year ending June 30, 1998. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

-------------------------------------------------------------------------------
                               OTHER MATTERS
-------------------------------------------------------------------------------

      The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

-------------------------------------------------------------------------------
                               MISCELLANEOUS
-------------------------------------------------------------------------------

      The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telecopier or telephone without additional compensation.

      The Company's 1997 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on September 10, 1997. Any shareholder who has not received a copy of such annual report may obtain a copy by writing to the Company. The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

      A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD AS OF SEPTEMBER 10, 1997 UPON WRITTEN REQUEST TO ROBERT G. SCHRADER, CORPORATE SECRETARY, PROVIDENT FINANCIAL HOLDINGS, INC., 3576 CENTRAL AVENUE, RIVERSIDE, CALIFORNIA 92506.

-------------------------------------------------------------------------------
                          SHAREHOLDER PROPOSALS
-------------------------------------------------------------------------------

      Proposals of shareholders intended to be presented at the Company's annual meeting to be held in October 1998 must be received by the Company no later than May 25, 1998 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

      The Company's Certificate of Incorporation provides that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the Annual Meeting; provided that if less than 31 days' notice of the Annual Meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the Annual Meeting was mailed to shareholders. As specified in the Certificate of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice. The notice with respect to business proposals to be brought before the Annual Meeting must state the shareholder's name, address and number of shares of Common Stock held, and briefly discuss the business to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any interest of the shareholder in the proposal.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Robert G. Schrader

                              ROBERT G. SCHRADER
                              SECRETARY

Riverside, California
September 26, 1997

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

      Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Corporation. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto.

OPERATING STRATEGY

      The Corporation's primary goal has been to improve its profitability while maintaining a sound capital position. To accomplish this goal, the Corporation has employed an operating strategy that includes: (1) originating for its portfolio one- to four-family residential mortgage loans, primarily with adjustable rates; (2) enhancing net income and controlling interest rate risk by originating fixed-rate loans for sale in the secondary market; (3) diversifying its revenue sources through commercial banking and; (4) improving asset quality by limiting new originations of commercial real estate and multi-family loans, increasing real estate owned marketing efforts and establishing and utilizing more effective problem loan monitoring procedures;
(5) controlling asset growth to a level sustainable by the Corporation's capital position; and (6) controlling operating expenses. The Corporation and the Savings Bank intend to continue this operating strategy in an effort to enhance long-term profitability while maintaining a reasonable level of loan loss reserves. The Savings Bank intends to enhance such strategy by expanding the products and services it offers within its primary market area in order to improve market share.

      The profitability of the Savings Bank's operations depends primarily on its net interest income, its non-interest income (principally from mortgage banking activities) and its non-interest expense. Net interest income is the difference between the income the Savings Bank receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Non-interest income is comprised of income from mortgage banking activities, gains on the occasional sale of assets and miscellaneous fees and income. Mortgage banking generates income from the sale of mortgage loans (which may be sold with servicing retained or with servicing released) and from servicing fees on loans sold on a servicing-retained basis. The Savings Bank receives a higher price for loans sold on a servicing-released basis because it is relinquishing the right to service the loan. The contribution of mortgage banking activities to the Savings Bank's results of operations is highly dependent on the demand for loans by borrowers and investors, and therefore the amount of gain on sale of loans may vary significantly from period to period as a result of changes in market interest rates and the local and national economy and whether the Savings Bank sells loans servicing-released or servicing-retained. The Savings Bank's profitability is also affected by the level of non-interest expense. Non-interest expenses include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums, data servicing expenses and other operating costs. Non-interest expenses related to mortgage banking activities include compensation and benefits, occupancy and equipment expenses, telephone and other operating costs, all of which are related to the volume of loans originated. The Corporation's results of operations may be adversely affected during periods of reduced loan demand to the extent that non-interest expenses associated with mortgage banking activities are not reduced commensurate with the decrease in loan originations.

COMPARISON OF FINANCIAL CONDITION

      Total assets increased from $584.8 million at June 30, 1996 to $615.5 million at June 30, 1997 primarily as a result of growth in retail deposits. Loans held for investment increased $64.2 million from $452.9 million at June 30, 1996 to $517.1 million at June 30, 1997. The Savings Bank, during the later half of fiscal 1997, decided to accept a larger percentage of ARM loans generated by its mortgage division into its own portfolio. The Savings Bank believed that this strategy would help leverage its capital base through high quality loans which would produce a higher return on assets and equity. Loans held for sale decreased from $49.6 million at June 30, 1996 to $20.0 million at June 30, 1997. The amount of loans held for sale is largely dependent on timing of loan fundings, loan commitment expirations, and loan sale settlements.

      Total liabilities increased from $498.9 million at June 30, 1996 to $530.1 million at June 30, 1997 principally as a result of retail deposit growth. Deposits increased from $479.4 million at June 30, 1996 to $508.8 million at June 30, 1997. During 1997, the Savings Bank increased its emphasis on building new client relationships. FHLB advances decreased from $8.6 million at June 30, 1996 to $6.8 million at June 30, 1997 as the Savings Bank retired maturing FHLB advances rather than renew this borrowing.

      Total stockholders' equity was $85.4 million at June 30, 1997 compared to $86.0 million at June 30, 1996. The Corporation repurchased 205,000 shares for a total cost of $3.3 million which partially offset the $1.9 million increase in retained earnings. The Corporation's book value per share increased from $16.77 at June 30, 1996 to $17.37 at June 30, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1997

      GENERAL. The Corporation reported net earnings of $1.9 million, or $0.41 per share, for the year ended June 30, 1997 as compared to $2.8 million for the year ended June 30, 1996. The decline in operating results between fiscal 1996 and fiscal 1997 was due primarily to a one-time $3.2 million SAIF assessment charged in fiscal 1997. Without this special assessment, net income for fiscal 1997 would have been $3.8 million.

      NET INTEREST INCOME. Net interest income increased by $2.6 million, or 15.2%, from $16.5 million in fiscal 1996 to $19.1 million in fiscal 1997. This increase resulted principally from the investment of the conversion proceeds into interest earning assets and the widening of the Corporation's net interest margin from 3.1% to 3.3%.

      INTEREST INCOME. The average yield on interest-earning assets declined slightly in fiscal 1997 because a large portion of the stock conversion proceeds were invested in short-term securities. Total interest income increased by $782,000 in 1997 due to the increase in earning assets provided by the stock conversion. The average balance in investment securities rose from $20.1 million in 1996 to $55.2 million in 1997 while the yield decreased from 6.9% to 5.7%. The loans receivable yield also decreased 16 basis points reflecting the slightly downward trend of interest rates during the year.

      INTEREST EXPENSE. Interest expense declined on both deposits and FHLB advances. The conversion proceeds allowed the Corporation to repay higher cost FHLB advances. The average balance of these advances declined from $20.2 million in fiscal 1996 to $7.1 million in fiscal 1997. With the decline in interest rates during fiscal 1997, the average cost of deposits decreased by 18 basis points from 4.9% in 1996 to 4.7% in 1997.

      PROVISIONS FOR LOAN LOSSES. Provisions for losses declined in fiscal 1997 to $1.3 million as compared to $2.3 million in fiscal 1996. A smaller provision was required because of a significant decline in credit losses. Credit losses fell from $2.5 million in 1996 to $1.4 million in 1997. Commercial real estate losses, which fell from $1.3 million in 1996 to $309,000 in 1997, experienced the greatest drop. The allowance for loan losses ended fiscal 1997 at $5.5 million, unchanged from 1996. Because of growth in the loan portfolio during fiscal 1997 the ratio of the allowance for loan losses as a percent of total loans outstanding declined from 1.18% in 1996 to 1.04% in 1997. Allowance for loan losses as a percent of nonperforming loans at the end of the period was 87.5% compared to 123.4% at the end of 1996. Recent loss reserve experience has indicated that a reduction in the ratio is warranted.

      NON-INTEREST INCOME. Total non-interest income decreased by 19.5%, from $9.5 million in 1996 to $7.6 million in 1997 primarily as a result of lower gains on sale of loans. The ratio of gains to total loan sales remained constant during the two periods at 105 basis points, however, the volume of sales declined from $454 million in 1996 to $343 million in 1997. In addition, non-interest income was increased in 1996 by the receipt of $1 million in life insurance proceeds on a former Chief Executive Officer.

        NON-INTEREST EXPENSE. Total non-interest expense increased by $2.7 million, or 13.9% in 1997 because of the one-time SAIF assessment of $3.2 million. The payment of this special assessment brought the SAIF fund to its legally required minimum reserve level which should result in lower premiums in future years.

      INCOME TAXES. Provision for income taxes was $1.2 million for fiscal 1997 (for an effective tax rate of 37.4%) compared to $1.3 million in 1996 (for an effective tax rate of 32.2%). The Corporation eliminated the valuation allowance previously established against the deferred state tax asset because management determined that it was more likely than not to utilize its future benefit. The effective rate for 1996 was lower because it was reduced by $1.0 million in non-taxable life insurance proceeds.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1995 AND 1996

      GENERAL. The Company reported net earnings of $2.8 million for the year ended June 30, 1996 compared to a net loss of $4.0 million for the year ended June 30, 1995. The improvement in operating results between fiscal 1995 and fiscal 1996 was due to an increased interest rate spread, reduced provisions for loan losses, and increased income from sales of loans.

      NET INTEREST INCOME. Net interest income increased by $3.0 million, or 22.3%, from $13.5 million for fiscal 1995 to $16.5 million for fiscal 1996. This increase resulted from an increase in the spread between the yield on interest-earning assets and the rate paid on interest-bearing liabilities from 2.31% for the year ended June 30, 1995 to 2.75% for the year ended June 30, 1996 as the average yield on loans increased more than the average rate paid on deposits.

      INTEREST INCOME. Total interest income increased $5.8 million, or 16.1%, from $36.0 million for the year ended June 30, 1995 to $41.8 million for the year ended June 30, 1996. This increase between the periods was almost exclusively the result of an increase in interest income on loans receivable (including loans held for sale), which rose by $5.7 million from $34.0 million for the year ended June 30, 1995 to $39.7 million for the year ended June 30, 1996. This increase is primarily attributable to the increase in the average yield on the loan portfolio from 6.89% in fiscal 1995 to 7.87% in fiscal 1996. The increase in the average yield on loans is primarily a function of the changes in the COFI index, whose average was 4.59% during fiscal 1995 compared to an average of 5.03% during fiscal 1996. In addition, an increase in mortgage banking activities during the year ended June 30, 1996 accounted for a $10.7 million increase in the average balance of loans receivable (including loans held for sale). The Savings Bank originated $161.5 million in loans held for sale during fiscal 1995 compared to $469.2 million in fiscal 1996. Due to the small difference between short- and long-term interest rates that prevailed during much of fiscal 1996, the interest rate on fully-indexed ARM loans generally exceeded rates available on 30-year fixed rate mortgage loans. As a result, the level of refinancing activities increased during fiscal 1996 as borrowers sought to replace ARM loans with fixed rate loans.

      Interest income on investment securities increased by $101,000, or 7.9%, as a result of higher market interest rates. The average yield on investment securities increased from 6.23% for the year ended June 30, 1995 to 6.88% for the year ended June 30, 1996. This increase was partially offset by a $500,000 decline in the average balance of investment securities from $20.6 million in fiscal 1995 to $20.1 million in fiscal 1996. During fiscal 1996, management used maturing security investments to repay maturing FHLB advances. Because the yield available on overnight deposits often equaled or exceeded the rates available on short term investments, management elected to increase its holdings of overnight deposits. As a result, average interest-earning deposits increased $2.0 million to $13.9 million for fiscal 1996 from the $11.9 million for fiscal 1995. Interest income on interest-earning deposits rose $78,000, or 18.4%, to $500,000 in fiscal 1996 compared to $423,000 in fiscal 1995.

      INTEREST EXPENSE. Interest expense increased by $2.8 million, or 12.4%, from $22.5 million during the year ended June 30, 1995 to $25.3 million for the year ended June 30, 1996. Interest expense on deposits increase $2.8 million, or 13.3%, from $21.2 million for fiscal 1995 to $24.0 million for fiscal 1996 as a result of both an increase in the average balance of total deposits and a 47 basis point increase in the cost of deposits. The average balance of deposits increased $12.1 million, or 2.5%, from $477.4 million in fiscal 1995 to $489.5 million in fiscal 1996. This reflected management's strategy to replace FHLB advances and other borrowings with relatively less expense deposits. The Savings Bank attracted certificate accounts because their costs were less than, or equal to, comparable FHLB advances for similar durations. In addition, as a result of higher short-term market interest rates during fiscal 1996, the Savings Bank paid higher rates on new and renewing certificates of deposits, and some customers shifted from lower rate passbook, demand, and NOW accounts to higher yielding certificate accounts.

      The Savings Bank reduced its use of FHLB advances and other borrowings between the two periods. Although the average balance of FHLB advances declined $1.5 million, or 6.9%, the average rate paid on this funding source increased from 4.94% to 6.25% as a result of increased market interest rates and longer maturities. Consequently, interest expense on FHLB advances rose $190,000, or 17.7%, from $1.1 million for the year ended June 30, 1995 to $1.3 million for the year ended June 30, 1996. The average balance of other borrowings (principally reverse repurchase agreements) declined $3.5 million and the related interest expense also declined by $229,000 to $3,000 for the year ended June 30, 1996. Included in the fiscal 1995 expense on other borrowings was $65,000 of capitalized interest expense which the Savings Bank recognized at June 30, 1995 in connection with the write down of a joint venture project.

      PROVISIONS FOR LOAN LOSSES. Provisions for losses on loans were $2.3 million for fiscal 1996 compared to $4.8 million for fiscal 1995. The $2.5 million decline was attributable to a stabilization in the level of non-performing commercial and multi-family loans during 1996. Although past due and non-accrual loans totaled $4.5 million, or .98% of net loans receivable, at June 30, 1996 compared to $2.6 million, or .54%, at June 30, 1996, past due and non-accrual commercial and multi-family loans at June 30, 1996 were $798,000, or .18%, compared to $1.4 million or .30% of net loans receivable at June 30, 1995. Net charge-offs aggregated $1.9 million in fiscal 1996 compared to $3.0 million in fiscal 1995. Of these amounts, charge-offs on commercial and multi-family loans were $1.0 million and $1.3 million, respectively. Despite the improvement in the levels of commercial and multi-family loans during fiscal 1996, the recessionary economic conditions prevailing in Southern California in recent years have resulted in increased loan delinquencies and defaults as well as reductions in the value of properties securing loans made by the Savings Bank. These factors, in combination with higher unemployment levels within the Savings Bank market areas, resulted in management's decision to increase the allowance for loan losses to a level which exceeded that of June 30, 1995. At June 30, 1996, the allowance for loan losses as a percentage of gross loans receivable were 1.18% compared to 1.06% at June 30, 1995.

      NON-INTEREST INCOME. Total non-interest income increased by $5.0 million, or 110.7%, from $4.5 million for fiscal 1995 to $9.5 million for fiscal 1996. This increase is attributable to an increase in the gain from the sales of loans and the receipt of $1.0 million in life insurance proceeds. Gains from sales of loans increased $4.0 million, or 578.0% to $4.8 million for fiscal 1996 from $701,000 for fiscal 1995. This increase resulted from increased production levels at existing offices and, to a lesser extent, gains from related interest rate risk management activities. Loan originations and sales totaled $469.2 million and $458.8 million, respectively, during fiscal 1996 compared to $161.5 million and $210.0 million, respectively, in fiscal 1995. Substantially all of the loans sold in fiscal 1996 were sold on a servicing released basis. Servicing income remained constant at $2.5 million in both fiscal 1996 and 1995. In March, 1996, the Savings Bank received $1.0 million in proceeds from a life insurance policy upon the passing of the former chief executive officer. The policy was designated as a reimbursement of previously expensed retirement benefits.

      NON-INTEREST EXPENSE. Total non-interest expense increased $647,000, or 3.4% from $19.0 million for fiscal 1995 to $19.6 million for fiscal 1996. Salaries and employee benefits increased by $1.8 million, or 18.3%, over fiscal 1995 principally as a result of production related compensation from increased mortgage banking activities during fiscal 1996. In addition, at June 30, 1996, the Savings Bank recognized $162,000 of expenses related to the newly implemented ESOP. Occupancy expenses declined by $397,000, or 17.0%, between the periods. However, occupancy expenses for fiscal 1995 include $298,000 of charges related to the closing of offices and related expenses within the Profed Mortgage division. Other expenses increased by $617,000, or 16.3%, principally because of expenses from interest rate risk management activities.

      The loss from real estate operations declined from $1.6 million for fiscal 1995 to $101,000 for fiscal 1996. The decreased loss reflects the liquidation of the Savings Bank's one remaining real estate joint venture in July 1995 and reduced provisions on foreclosed real estate. There were no provisions for losses on joint ventures during fiscal 1996 compared to a provision of $682,000 during fiscal 1995. Provisions for losses on foreclosed real estate decreased by $744,000 from $983,000 during fiscal 1995 to $239,000 during fiscal 1996.

      INCOME TAXES. Income taxes were $1.3 million for fiscal 1996 (resulting in an effective tax rate of 32.2%) compared to a tax benefit of $1.8 million for fiscal 1995 (resulting in an effective rate of 30.3%). The increase of $3.1 million in tax expense is principally attributable to an increase in pre-tax income of $9.9 million between the periods, reduced by the $1.0 million of non-taxable insurance proceeds. The Savings Bank has a California net operating loss carryforward which is reduced by 50% in future tax years. As a result, the Savings Bank did not fully tax benefit its tax losses in fiscal 1995, thereby decreasing the effective tax rate.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

      The following table sets forth certain information for the periods regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs thereof. Such yields and costs for the periods indicated are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has causes any material difference in the information presented.

                                                             Year Ended June 30,
                                   --------------------------------------------------------------------------
                                             1997                     1996                      1995
                                   ----------------------- ------------------------  ------------------------
                                                    Average                  Average                  Average
                                   Average          Yield/ Average           Yield/  Average           Yield/
                                   Balance  Interest Cost  Balance   Interest Cost   Balance  Interest  Cost
                                   -------  -------- ----  -------   -------- ----   -------  --------  ----
                                                           (Dollars in Thousands)
Interest-earning assets:
 Loans receivable, net (1)(2)     $498,853  $38,445  7.71% $504,336  $39,701  7.87%  $494,087  $34,045  6.89%
 Investment securities......        55,207    3,133  5.68    20,135    1,386  6.88     20,636    1,284  6.23
 FHLB stock.................         4,749      290  6.10     4,489      230  5.13      4,944      268  5.41
 Interest-earning deposits..        14,712      731  4.97    13,873      500  3.61     11,885      423  3.56
                                  --------  -------  ----  --------  -------  ----   --------  -------  ----
      Total interest-earning
       assets...............       573,521   42,599  7.43   542,833   41,817  7.70    531,552   36,020  6.78
                                  --------  -------  ----  --------  -------  ----   --------  -------  ----
Non-interest-earning assets.        25,051                   21,313                    23,332
                                  --------                 --------                  --------
      Total assets..........      $598,572                 $564,146                  $554,884
                                  ========                 ========                  ========
Interest-bearing liabilities:
 Passbook accounts..........      $ 49,567    1,363  2.75  $ 52,345    1,743  3.33   $ 55,805    1,466  2.63
 Demand and NOW accounts....       111,059    3,733  3.36   111,145    4,237  3.81    126,913    5,082  4.00
 Certificate accounts.......       329,099   18,016  5.47   326,056   18,027  5.53    294,701   14,641  4.97
                                  --------  -------  ----  --------  -------  ----   --------  -------  ----
      Total deposits........       489,725   23,112  4.72   489,546   24,007  4.90    477,419   21,189  4.44
 FHLB advances..............         7,098      416  5.87    20,155    1,260  6.25     21,655    1,070  4.94
 Other borrowings...........            --       --    --       840        2  0.24      4,302      232  5.38
                                  --------  -------  ----  --------  -------  ----   --------  -------  ----
      Total interest-bearing
       liabilities..........       496,823   23,528  4.74   510,541   25,269  4.95    503,376   22,491  4.47
                                  --------  -------  ----  --------  -------  ----   --------  -------  ----
 Non-interest-bearing
  liabilities...............        15,912                   13,432                    10,804
                                  --------                 --------                   -------
 Total liabilities..........       512,735                  523,973                   514,180
 Shareholders equity........        85,837                   40,173                    40,704
                                  --------                 --------                   -------
      Total liabilities and
       Shareholders equity..      $598,572                 $564,146                  $554,884
                                  ========                 ========                  ========
 Net interest income .......                $19,071                  $16,548                   $13,529
                                            =======                  =======                   =======
 Interest rate spread (3)...                         2.69%                    2.75%                     2.31%
 Net interest margin (4)....                         3.33%                    3.05%                     2.55%
 Ratio of average interest-
  earning assets to average
  interest-bearing
  liabilities...............        115.44%                  106.33%                   105.60%

---------------------------
(1) Includes loans available for sale.
(2) Includes deferred loan fee amortization of ($254,000), $112,000 and $98,000 for the years ended June 30,
    1997, 1996 and 1995, respectively.
(3) Represents difference between weighted average yield on all interest-earning assets and weighted average rate on all interest-bearing liabilities.
(4) Represents net interest income before provision for loan losses as a percentage of average interest-
    earning assets.

                                                            19

YIELDS EARNED AND RATES PAID

      The following table sets forth (on a consolidated basis) for the periods and at the dates indicated the weighted average yields earned on the Savings Bank's assets and the weighted average interest rates paid on the Savings Bank's liabilities, together with the net yield on interest-earning assets.

                                                At June   Year Ended June 30,
                                                   30,   --------------------
                                                  1997   1997   1996    1995
                                                  ----   ----   ----    ----
Weighted average yield on:

Loans receivable (1).........................     7.79%  7.71%  7.87%   6.89%

Investment securities........................     5.89   5.68   6.88    6.23

FHLB stock...................................     5.94   6.10   5.13    5.41

Interest-earning deposits....................     5.25   4.97   3.61    3.56

All interest-earning assets..................     7.17   7.43   7.70    6.78

Weighted average rate paid on:

Passbook accounts............................     2.64   2.75   3.33    2.63

Demand and NOW accounts......................     3.26   3.36   3.81    4.00

Certificate accounts.........................     5.50   5.47   5.53    4.97

FHLB advances................................     5.93   5.87   6.25    4.94

Other borrowings.............................    --     --      0.30    5.38

All interest-bearing liabilities.............     4.11   4.74   4.95    4.47

Interest rate spread (spread between
 weighted average rates on all
 interest-earnings assets and
 all interest-bearing liabilities............     3.06   2.69   2.75    2.31

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)....................     3.55   3.33   3.05    2.55

-------------------
(1)   Includes loans available for sale.

RATE/VOLUME TABLE

      The following table sets forth the effects of changing rates and volumes on interest income and expense of the Savings Bank. Information is provided with respect to (i) effects attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes that cannot be allocated between rate and volume.

                    1997 Compared to Year            1996 Compared to Year
                    Ended June 30, 1996              Ended June 30, 1995
                    Increase (Decrease) Due to      Increase (Decrease) Due to
                    ----------------------------    --------------------------
                                    Rate/                  Rate/
                    Rate   Volume   Volume   Net     Rate  Volume Volume Net
                    ----   ------   ------   ---     ----  ------ ------ ---
                                          (In Thousands)
Interest income:
 Loans
  receivable(1).... ($834) ($  432) $    9  ($1,257) $4,850 $706  $100  $5,656
 Investment
  securities.......  (243)   2,415    (424)   1,748     135  (31)   (3)    102
 FHLB stock........    44       13       3       60     (14) (25)    1     (38)
 Interest-bearing
  deposits.........   189       30      11      230       6   70     1      77
                    -----  -------  ------  -------  ------ ----  ----  ------
  Total net change
   in income on
   interest earning
   assets..........  (844)   2,026    (401)     781   4,977  720    99   5,797
                    -----  -------  ------  -------  ------ ----  ----  ------
Interest-bearing
 liabilities:
 Passbook accounts.  (304)     (92)     17     (379)    392  (91)  (24)    277
 Demand and NOW
  accounts.........  (501)      (3)     --     (504)   (244)(631)   30    (845)
Certificate
 accounts..........  (178)     168      (2)     (12)  1,653 1,558  176   3,387
 FHLB advances.....   (77)    (816)     50     (843)    283  (74)  (20)    189
 Other borrowings..    (3)      (3)      3       (3)   (219)(187)  177    (230)
                    -----  -------  ------  -------  ------ ----  ----  ------
  Total net change
   in expense on
   interest-bearing
   liabilities.....(1,063)    (746)     68   (1,741)  1,865  575   338   2,778
                    -----  -------  ------  -------  ------ ----  ----  ------
Net change in net
 interest income ..  $219   $2,772   ($469)  $2,522  $3,112 $145 ($239) $3,019
                     ====   ======   =====   ======  ====== ==== =====  ======
--------------------
(1) Includes loans available for sale. For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted average balance outstanding.

ASSET AND LIABILITY MANAGEMENT

      The principal financial objective of the Savings Bank's interest rate risk management function is to achieve long-term profitability while limiting its exposure to fluctuating interest rates. The Savings Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Savings Bank's assets by holding loans with interest rates subject to periodic market adjustments. In addition, the Savings Bank maintains a liquid investment portfolio comprised of short-term government securities. The Savings Bank relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, limits the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Savings Bank promotes transaction accounts and certificates of deposit with terms up to five years.

      In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. Using data from the Savings Bank's quarterly reports to the OTS, the Savings Bank receives a report from the OTS that measures interest rate risk by modeling the change in Net Portfolio Value ("NPV") over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis (the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period). NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in NPV that would occur in the event of an immediate change in interest rates of at least 200 basis points with no effect given to any steps which management might take to counter the effect of that interest rate movement. Under OTS regulations, an institution whose "measured interest rate risk" is greater than 2.0% of the portfolio value of total assets will be subject to a deduction from total capital for purposes of calculating its risk-based capital.

      The following table is provided by the OTS and sets forth as of June 30, 1997 the estimated changes in NPV based on the indicated interest rate environments. No effect has been given to any steps that management of the Savings Bank may take to counter the effects of interest rate movements presented in the table.

                                                      Net Portfolio as % of
                            Net Portfolio Value       Portfolio Value of Assets
                       ----------------------------   -------------------------
    Basis Point ("bp")   $        $                       NPV
    Change in Rates    Amount  Change(1)   % Change     Ratio(2)  Change(3)
    ---------------    ------  ---------   --------     --------  ---------
                               (Dollars in Thousands)

       +400 bp        $60,882  (25,312)      (29)%       10.53%   (344) bp
       +300 bp         69,923  (16,272)      (19)%       11.84    (213) bp
       +200 bp         77,854   (8,340)      (10)%       12.94    (103) bp
       +100 bp         83,666   (2,529)       (3)%       13.69     (27) bp
          0 bp         86,195       --        --         13.97      --
       -100 bp         85,389     (805)       (1)        13.77     (20) bp
       -200 bp         83,178   (3,017)       (4)        13.38     (59) bp
       -300 bp         81,958   (4,236)       (5)        13.13     (83) bp
       -400 bp         82,707   (3,488)       (4)        13.16     (81) bp

---------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV based on prevailing interest rates at June 30, 1997 ("base case").
(2) Calculated as the estimated NPV divided by the portfolio value of total assets ("PV").
(3) Calculated as the change in the NPV ratio from the base case amount assuming the indicated change in interest rates.

      The following table is provided by the OTS and is based on the calculations in the above table. It sets forth the change in the NPV Ratio at a 200 bp rate shock at the end of the last three quarters of fiscal 1997.

                                                At         At         At
                                             June 30,   March 31,  December 31,
                                               1997       1997        1996
                                               ----       ----        ----
RISK MEASURES:  200 BP RATE SHOCK:

Pre-Shock NPV Ratio:  NPV as % of
 PV of Assets.............................     13.97%     14.19%     13.70%
Exposure Measure:  Post-Shock NPV Ratio...     12.94      12.68      12.68
Sensitivity Measure:  Change in NPV Ratio.      (103) bp   (118) bp   (102) bp

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. It is also possible that, as a result of an interest rate increase, the increased mortgage payments required of ARM borrowers could result in an increase in delinquencies and defaults. Changes in market interest rates would also affect the volume and profitability of the Savings Bank's mortgage banking activities. Accordingly, the data presented in the tables above should not be relied upon as indicative of actual results in the event of changes in interest rates. Furthermore, the NPV presented in the foregoing tables is not intended to represent the fair market value of the Savings Bank, nor does it represent amounts that would be available for distribution to stockholders in the event of the liquidation of the Savings Bank.

LIQUIDITY AND CAPITAL RESOURCES

      The Savings Bank's primary sources of funds are deposits, proceeds from sales of loans originated for sale, proceeds from principal and interest payments on loans, the maturity of and interest income on investment securities, and FHLB advances. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows, mortgage prepayments and loan sales are greatly influenced by general interest rates, economic conditions and competition.

      The Savings Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Savings Bank generally maintains sufficient cash and overnight deposits to meet short-term liquidity needs. At June 30, 1997, cash (including overnight deposits) totaled $20.1 million, or 3.3% of total assets. In addition, the Savings Bank maintains a credit facility with the FHLB-San Francisco, which provides for immediately available advances. Advances under this credit facility totaled $6.8 million at June 30, 1997. Depending on market conditions and the pricing of deposit products and FHLB borrowings, the Savings Bank may continue to rely on FHLB borrowings for its liquidity needs.

      The OTS requires a savings institution to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 5.0% of the average daily balance of its net withdrawable deposits and short-term borrowings. In addition, short-term liquid assets currently must constitute 1.0% of the sum of net withdrawable deposit accounts plus short-term borrowings. The Savings Bank's actual short-term liquidity ratio at June 30, 1997 was 6.8%. The Savings Bank has in the past consistently maintained liquidity levels relatively close to and in excess of regulatory requirements and believes this is an appropriate strategy for proper asset and liability management.

      The primary investing activity of the Savings Bank is the origination of mortgage loans. During years ended June 30, 1997, 1996 and 1995, the Savings Bank originated loans in the amounts of $440.6 million,$516.9 million and $255.1 million, respectively. At June 30, 1997, the Savings Bank had loan commitments totaling $51.0 million and undisbursed loans in process totaling $3.7 million. The Savings Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from June 30, 1997 totaled $288.2 million. Historically, the Savings Bank has been able to retain a significant amount of its deposits as they mature. Management of the Savings Bank believes it has adequate resources to fund all loan commitments by deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

      The Savings Bank is required to maintain specific amounts of capital pursuant to OTS requirements. As of June 30, 1997, the Savings Bank was in compliance with all regulatory capital requirements which were effective as of such date with tangible, core and risk-based capital ratios of 9.9%, 9.9% and 16.1%, respectively. For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements" in Item 1 of this Report.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

      Effective July 1, 1996 the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" recognizing mortgage servicing rights as separate assets from the underlying mortgage loans at the time such loans are sold and servicing is retained. SFAS 122 did not have a material impact on the Company's financial reporting. Effective January 1, 1997, the Company adopted SFAS 125 "Accounting for Transfers of Financial Assets and Liabilities." Under the financial-components approach of SFAS 125, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes al financial and servicing assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The adoption of SFAS 125 did not have a material impact on the Company's financial reporting.

      In February 1997, FASB issued Statement of Financial Accounting Standards No. 128 "Earnings per Share (SFAS 128). SFAS 128 supersedes APB Option No. 15 "Earnings per Share (APB 15) and establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS 128 simplifies the reporting of EPS and brings them substantially in line with those found in International Accounting Standard 33, Earnings per Share, recently issued by the International Accounting Standards Committee. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator of the diluted EPS computation. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company has determined that this statement will have no significant impact on the financial position, results of operations, or earnings per share.

      In February 1997, the FASB also issued Statement of Financial Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS 129). This Statement is effective for financial statements for periods ending after December 15, 1997. The Company does not expect SFAS 129 to have any significant impact on prior disclosures since it primarily consolidates requirements from previously issued Opinions and Statements into one Statement.

      The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Savings Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of performance levels.

                             REVOCABLE PROXY
                    PROVIDENT FINANCIAL HOLDINGS, INC.

                     ANNUAL MEETING OF SHAREHOLDERS
                            OCTOBER 30, 1997

      The undersigned hereby appoints the Board of Directors of Provident Financial Holdings, Inc. (the "Company") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Mission Inn at 3649 Mission Inn Avenue, Riverside, California, on Thursday, October 30, 1997, at 11:00 a.m., local time, and at any and all adjournments thereof, as follows:

                                                         VOTE
1.    The election as director of the nominees            FOR        WITHHELD
      listed below (except as marked to the              [  ]         [  ]
      contrary below).

      Robert G. Schrader
      William E. Thomas

      INSTRUCTIONS:  TO WITHHOLD YOUR VOTE
      FOR ANY INDIVIDUAL NOMINEE, WRITE THE
      NOMINEE'S NAME ON THE LINE BELOW.

2. In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote "FOR" the listed propositions.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 1996 ANNUAL MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated September 26, 1997 and the 1997 Annual Report to Shareholders.

Dated:                     , 1997
       --------------------

---------------------------------          -----------------------------------
PRINT NAME OF SHAREHOLDER                  PRINT NAME OF SHAREHOLDER

---------------------------------          -----------------------------------
SIGNATURE OF SHAREHOLDER                   SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.